Exhibit 10.7

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of April 1, 2004 (the “Commencement Date”) by and between SCL Ventures, Ltd. (the “Company”) and Amanda Harmon (the “Executive”) (this “Agreement”).

The parties hereto wish to enter into an employment agreement on the terms and conditions set forth below.  Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Term.  The Executive’s employment under this Agreement shall commence on the Commencement Date and shall end, unless terminated earlier pursuant to Section 4, at the close of business on March 30, 2006 (the “Term”).

2.                                       Title, Duties and Authority.  The Executive shall serve as Vice President, Controller and Treasurer of the Company, and shall have such responsibilities and duties (consistent with the Executive’s position as Vice President, Controller and Treasurer of the Company) as may from time to time be assigned to the Executive by the board of directors of the Company (the “Board”), and shall have all of the powers and duties usually incident to such offices.  The Executive shall devote substantially all of her working time and efforts to the business and affairs of the Company, except for vacations, illness and incapacity; provided, however, that the Executive may serve on the boards of directors of non-public companies and charitable organizations and may devote reasonable time to charitable and civic organizations, in all cases provided that the performance of her duties and responsibilities on such boards and in such service does not interfere substantially with the performance of her duties and responsibilities under this Agreement.

3.                                       Compensation and Benefits.

(a)                                  Base Salary.  During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the rate of Fifty-Eight Thousand Dollars ($58,000) per annum, payable in accordance with the Company’s regular payroll practices.

(b)                                 Employee Health and Dental Benefits.  The Executive shall be entitled to participate in the Company’s employee health and dental benefits plan during the Term, as such plan may be in effect from time to time.

(c)                                  Expenses.  The Executive shall be entitled to receive prompt reimbursement of her expenses incurred in the performance of her employment hereunder upon her submission to the Company of reasonable and customary expense claims to the Company, in accordance with the Company’s procedures for expense reimbursement.

(d)                                 Vacations.  The Executive shall be entitled to two (2) weeks paid vacation during the Term with no right to carry over unused days.

(e)                                  Sick Pay.  The Executive shall be entitled to five (5) paid sick days during the Term, with no right to carry over unused days.

4.                                       Termination.  The Executive’s employment hereunder with the Company may be terminated under the following circumstances:

(a)                                  Death or Disability.  If the Executive shall die or become disabled during the Term, the Company may terminate the Executive’s employment hereunder for death or “Disability,” as applicable.  For purposes of this Agreement, the Executive’s “Disability” shall be determined in the sole discretion of the Board.

(b)                                 Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)                                     the failure by the Executive to substantially perform the Executive’s duties hereunder (other than any such failure resulting from the Executive’s Disability which shall be subject to the provisions of Section 4(a));

(ii)                                  the willful violation by the Executive of any of the Executive’s material obligations hereunder;

(iii)                               the willful engaging by the Executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv)                              the Executive’s conviction of a felony.

Notwithstanding the foregoing, the Executive shall not be terminated for Cause without:

(A)                              delivery of a written notice to the Executive setting forth the reasons for the Company’s intention to terminate the Executive’s employment hereunder for Cause;

(B)                                the failure of the Executive to cure the nonperformance, violation or misconduct described in the notice referred to in clause (A) of this paragraph, if cure thereof is possible, to the reasonable satisfaction of the Board, within fifteen (15) days of the Executive’s receipt of such notice; and

(C)                                an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board.

(c)                                  Without Cause.  The Company may terminate the Executive’s employment hereunder without Cause.

(d)                                 Resignation.  The Executive may terminate the Executive’s employment hereunder by her resignation.

5.                                       Compensation upon Termination.

(a)                                  Death or Disability.  If the Executive’s employment with the Company hereunder is terminated on account of the Executive’s death or Disability pursuant to Section 4(a), the Company shall as soon as practicable pay to the Executive or the Executive’s estate, as applicable, or as may be directed by the legal representatives of the Executive or the Executive’s estate, as applicable, any Base Salary accrued and due to the Executive under Section 3(a) through the date of the Executive’s death or termination for Disability, as applicable.  Other than the foregoing, the Company shall have no further obligations to the Executive hereunder.

(b)                                 By the Company for Cause or By the Executive.  If the Executive’s employment with the Company hereunder is terminated by the Company for Cause pursuant to Section 4(b) or by the Executive pursuant to Section 4(d), the Company shall as soon as practicable pay the Executive any Base Salary accrued and due to the Executive under Section 3(a) through the Executive’s date of termination.  Other than the foregoing, the Company shall have no further obligations to the Executive hereunder.

(c)                                  Termination By the Company Without Cause.  If the Company shall terminate the Executive’s employment hereunder without Cause pursuant to Section 4(c), then the Company shall:

(i)                                     as soon as practicable pay the Executive any Base Salary accrued and due to the Executive under Section 3(a) through her date of termination;

(ii)                                  continue to pay the Executive her Base Salary in effect as of her date of termination for the lesser of the then remainder of the Term or one (1) year (or until such earlier time that the Executive violates the provisions of Section 6(a)), at the times such payments would otherwise have been made under Section 3(a); and

(iii)                               provide the Executive for the lesser of the then remainder of the Term or one (1) year (or until such earlier time that the Executive violates the provisions of Section 6(a)), with continued participation in the Company’s employee health and dental benefit plan, to the extent that such a plan shall then continue to be in effect.

Other than the foregoing, the Company shall have no further obligations to the Executive hereunder.

6.                                       Restrictive Covenant.

(a)                                  Reasonable Covenant.  It is expressly understood by and between the Company and the Executive that the covenant contained in Section 6(b) is an essential element of this Agreement and that but for the agreement by the Executive to comply with such covenant and thereby not to diminish the value of the organization and goodwill of the Company or any affiliate or subsidiary of the Company, including relations with their employees, clients, customers and accounts, the Company would not enter into this Agreement.  The Executive has independently consulted with her legal counsel and after such consultation agrees that such covenant is reasonable and proper.

(b)                                 Nondisclosure of Confidential Information.  The Executive shall keep secret and confidential and shall not disclose to any third party in any fashion or for any purpose whatsoever, any information regarding this Agreement, or any other information regarding the Company or its affiliates or subsidiaries which is not available to the general public, and/or  not generally known outside the Company or any such affiliate or subsidiary, to which she has or shall have had access at any time during the course of her employment with the Company, including, without limitation, any information relating to the Company’s (and its affiliates’ or subsidiaries’):

(i)                                     business, operations, plans, strategies, prospects or objectives;

(ii)                                  products, technologies, processes, specifications, research and development operations and plans;

(iii)                               customers and customer lists;

(iv)                              distribution, sales, service, support and marketing practices and operations;

(v)                                 financial condition and results of operations;

(vi)                              operational strengths and weaknesses; and

(vii)                           personnel and compensation policies and procedures.

Notwithstanding the foregoing provisions of this Section 6, the Executive may discuss this Agreement with the members of her immediate family and with her personal legal and tax advisors and may disclose the existence of her employment with the Company to any third party.

(c)                                  Specific Performance.  Without intending to limit the remedies available to the Company or its affiliates or subsidiaries, the Executive hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Executive violates any of the provisions of this Section 6, and that, in addition to money damages, the Company or its affiliates or subsidiaries may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce the covenant contained in Section 6 (b).

7.                                       Successors.  This Agreement cannot be assigned by any of the parties hereto without the prior written consent of the other party hereto, except that it shall be binding automatically on any successors and assigns of all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

8.                                       Arbitration.  Except as provided in Section 6(c), all controversies, claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration under the rules of the American Arbitration Association, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrators(s) may be entered in any court of competent jurisdiction.  The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.

9.                                       Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of law principles.

10.                                 Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officers of the Company as may be specifically designated for such purpose by the Board.

11.                                 Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

12.                                 Survival.  The obligations of the parties hereto contained in Sections 5, 6 and 8 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SCL VENTURES, LTD.

By:	/s/ Mitchell Sepaniak
Name:	Mitchell Sepaniak
Title:	Chief Executive Officer

/s/ Amanda Harmon
AMANDA HARMON